EXHIBIT 12

                    CALCULATION OF EARNINGS TO FIXED CHARGES

                                              1996             1997             1998            1999             2000
                                              ----             ----             ----            ----             ----
Total interest                                   852            2,414            2,743            3,667            6,297
Amortization of financial cost                    --              158              278              354            1,113
                                           -----------------------------------------------------------------------------
    Fixed charges                                852            2,572            3,021            4,021            7,410
                                           -----------------------------------------------------------------------------

Pretax income                                  4,107             (684)         (10,436)          (8,398)          (6,155)
    Add fixed charges                            852            2,572            3,021            4,021            7,410
                                           -----------------------------------------------------------------------------
    Adjusted earnings                          4,959            1,888           (7,415)          (4,377)           1,255
                                           -----------------------------------------------------------------------------

Earnings to fixed charges ratio                  582%              73%            -245%            -109%              17%
                                           =============================================================================
Surplus/(Deficiency)                           4,107             (684)         (10,436)          (8,398)          (6,155)
                                           =============================================================================